UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

POTLATCH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2005, Potlatch Corporation (the “Company”) announced that Michael J. Covey had been appointed President and Chief Executive Officer effective February 6, 2006 (the “Date of Employment”). The press release announcing Mr. Covey’s appointment is filed with this report as Exhibit 99.1. The Compensation and Personnel Policies Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved the material terms and conditions of Mr. Covey’s employment as President and Chief Executive Officer, which are as follows:

•	Mr. Covey will receive an employment agreement with a three-year term commencing February 6, 2006 (the “Term”), at an initial annual salary of $625,000, subject to increase in the discretion of the Board. Mr. Covey has been elected to the Board effective February 6, 2006.

•	On the Date of Employment, Mr. Covey will receive the following one-time payments and incentive awards: i) a cash payment of $425,000, ii) an award of restricted stock units valued at $1.1 million, increased by the amount of dividends paid during the vesting period, such restricted stock units to vest 20% on the first and second anniversaries of the Date of Employment and 60% on the third anniversary thereof, and iii) a performance share award for the period 2005 through 2007 valued at $700,000, with a payment in shares of Company stock ranging from zero to two times the award amount depending on the Company’s relative total shareholder return during such period compared to a peer group of forest products companies.

•	Mr. Covey will participate in the Potlatch Corporation Management Performance Award Plan with a target annual bonus opportunity of $406,250 in 2006 and 65% of base salary in future years. The actual bonus may range from zero to 200% of the target amount based on corporate performance criteria to be established by the Committee and will be subject to further modification ranging from 0 to 1.4 times the bonus amount based on the results of individual performance metrics for Mr. Covey to be established by the Committee.

•	Mr. Covey will participate in the Company’s long-term incentive award plan. Mr. Covey will receive a performance share award of 20,800 shares for the period 2006 through 2008, with a payment in shares of Company stock ranging from zero to two times the award amount depending on the Company’s relative total shareholder return during such period compared to a peer group of forest products companies. Mr. Covey will participate in the long-term incentive plan after 2006 on terms to be established by the Committee.

•

Mr. Covey will receive other benefits available to officers as of the Date of Employment, including participation in the Potlatch Salaried Retirement Plan and the Potlatch Supplemental Retirement Plan (and under the later plan shall be entitled to receive a minimum monthly pension benefit at age 55 of $26,800 per month).

•	If Mr. Covey voluntarily terminates his employment during the Term, he will receive accrued salary and benefits and a pro-rated annual bonus for the year of termination and will forfeit all unvested performance shares and unvested restricted stock units. If Mr. Covey’s employment is terminated by Potlatch during the Term other than for cause, he will receive in addition, among other things, 24 months salary and target bonus and accelerated vesting of the restricted stock units described above. If Mr. Covey’s employment is terminated in connection with a change in control of the Company, he will receive, among other things, a lump sum payment equal to three times his base salary plus target bonus, a pro-rated portion of his performance share award and accelerated vesting of the restricted stock units described above, all grossed up for excise taxes.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Not applicable.

(b)	On December 5, 2005, the Company issued a press release announcing that the Board of Directors has appointed Michael J. Covey as President and Chief Executive Officer of the Company effective February 6, 2006. Mr. Covey will succeed L. Pendleton Siegel, Chairman and Chief Executive Officer of the Company, who will retire as Chief Executive Officer effective February 6, 2006. Mr. Siegel will continue as Chairman of the Board of Directors through 2006. A copy of the press release announcing Mr. Covey’s appointment is filed with this report as Exhibit 99.1.

(c)	(1) On December 5, 2005, the Company announced that the Board of Directors has appointed Michael J. Covey as President and Chief Executive Officer of the Company effective February 6, 2006.

(2) Mr. Covey, age 48, has been Executive Vice President of Plum Creek Timber Company, Inc., since 2001. In that capacity, he has had overall responsibility for Plum Creek’s resource management and wood products manufacturing activities. From 2000 to 2001, he served as Senior Vice President of Plum Creek. Except for the material terms covering Mr. Covey’s employment with the Company described above, there was no arrangement or understanding between Mr. Covey and any other person pursuant to which he was selected as an officer and there are no transactions to report under Item 404(a) of Regulation S-K.

(3) A description of the material terms covering Mr. Covey’s employment with the Company is set forth under Item 1.01 of this Current Report on Form 8-K and incorporated here by reference.

(d)	(1) On December 5, 2005, the Company announced that the Board of Directors has elected Michael J. Covey as a Director effective February 6, 2006.

(2) Except for the material terms covering Mr. Covey’s employment with the Company described above, there was no arrangement or understanding between Mr. Covey and any other person pursuant to which he was elected a Director.

(3) The Board of Directors has not named Mr. Covey to any committee of the Board of Directors and the Board has not expressed any intention to name Mr. Covey to a committee.

(4) Except for the material terms covering Mr. Covey’s employment with the Company described above, there are no transactions between Mr. Covey and the Company that require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Potlatch Corporation Press Release, issued December 5, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2005

POTLATCH CORPORATION

By:	/s/ Malcolm A. Ryerse
Malcolm A. Ryerse Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Potlatch Corporation Press Release, issued December 5, 2005.